Exhibit 10.8

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of [____] (the “Effective Date”) by and between Nava Health MD, LLC (the “Company” or “Nava”) and [__________] (the “Executive”).

WITNESSETH:

WHEREAS, the Company desires the employment of the Executive in accordance with the provisions of this Agreement; and

WHEREAS, the Executive desires and is willing to be employed by the Company in accordance with the provisions of this Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound, the parties agree as follows:

1.                  Employment.

(a)               Position. On the terms and subject to the conditions set forth in this Agreement, the Company shall employ the Executive and the Executive shall serve the Company as [_______________________].

(b)               Duties. The Executive’s duties shall be prescribed from time to time by the [_______________] of the Company and shall include such responsibilities as are customary for employees performing functions similar to those of the Executive. The Executive shall devote substantially all of the Executive’s time and attention to the performance of the Executive’s duties and responsibilities for and on behalf of the Company except as set forth herein or as may be consented to by the Company.

(c)               Outside Activities. Notwithstanding anything to the contrary herein, Executive shall be permitted: (i) to serve as a member of the board of directors or advisory board (or their equivalents in the case of a non-corporate entity) of any charitable or philanthropic organization; (ii) to engage in charitable, community or philanthropic activities or any other activities; or (iii) to serve as an executor, trustee or in a similar fiduciary capacity; provided, that the activities set out in the foregoing clauses shall be limited by the Executive so as not to affect, interfere or conflict with, individually or in the aggregate, the performance of the Executive's duties and responsibilities. Any outside activities in excess of the foregoing shall require the consent of the [________________], whose consent will not be unreasonably withheld, delayed or conditioned.

(d)               Company Policies. The employment relationship between the parties shall also be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.                  Term. This agreement shall remain in effect for two (2) years following the Effective Date unless sooner terminated in accordance with Section 4. The period of time during which this Agreement remains in effect shall be referred to as the “Term.” The parties expressly agree that designation of a Term does not in any way limit the right of the parties to terminate the Executive’s employment at any time as hereinafter provided.

3.                  Compensation. The Executive shall receive, for all services rendered to the Company pursuant to this Agreement, the following:

(a)        Base Salary. The Employee shall be paid a base salary at the rate of [___________________________] per annum (the “Base Salary”), less deductions for withholding taxes required under applicable law or as otherwise authorized by the Executive. The Base Salary shall accrue from and after the Effective Date and shall be payable during the Term in equal periodic installments in accordance with Company’s then current, general salary payment policies. The Executive’s Base Salary shall be reviewed periodically by the [______________] and may be increased based upon the evaluation of the Executive’s performance and the compensation policies of the Company in effect at the time of each such review.

(b)       Annual Bonus. If Executive is employed by Nava through the last day of a calendar year during the Term, he/she may be entitled to receive from Nava an amount up to [__]% of his/her Base Salary (“Annual Bonus”). The amount of the Annual Bonus, if any, shall be determined by the Manager and be based on his/her annual performance review, Nava’s financial condition, and other annual performance criteria established by the Manager in consultation with the Executive.

(c)       Equity Compensation Plan. The Executive will be eligible to participate in any equity compensation plan established by Nava, subject to the terms thereof, and to the extent that any discretionary awards are made thereunder by the Manager.

(d)       Benefits.

During the Term, the Company shall provide the Executive with the following benefits:

(i)                 Group Health Plan. The Executive and his/her spouse shall be covered, if and to the extent eligible thereunder, by the group health plan maintained by the Company (the “Group Health Plan”). During the Term, but only if the Group Health Plan is fully insured, Nava shall pay the full cost of premiums for such coverage for the Executive and his/her spouse;

(ii)       Life Insurance. Executive will be entitled to life insurance coverage in an amount equal to two (2) times his/her Base Salary under Nava’s group term life insurance policy;

(iii)       LTD Insurance. Nava will reimburse the Executive for the cost of purchasing long-term disability insurance under the terms of any policy in effect as of the date hereof or another policy mutually agreeable to the Executive and Nava;

(e)       Condition of Coverage. Nothing contained in this Agreement shall require Nava to establish, maintain, or continue any group health or life insurance plan or restrict the right of Nava to amend, modify or terminate any such plan in a manner that does not discriminate against the Executive as compared to other employees of Nava. If Nava cannot obtain the life and/or long-term disability insurance coverage contemplated under Section 3(d) at standard rates under the terms of such insurance policies, then Nava will pay the Executive the standard monthly premium in lieu of providing such coverage.

(f)       Paid Time Off. During the Term, the Executive shall be entitled to paid vacation, paid holidays and other paid time off (“PTO”) for which executives of the Company are generally eligible, in each case consistent with Company policy in effect from time to time, but not less than 25 days of PTO per calendar year during the Term. The Executive shall not be entitled to payment for unused PTO upon termination of employment.

(g)       Withholding. The Company is authorized to deduct and withhold from the Executive’s compensation all sums authorized by the Executive or necessary or required (whether by law, court decree, executive order or otherwise), including, but not limited to, social security, income tax withholding and otherwise, and any other amounts required by law or any taxing authority.

(h)       Expenses. The Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in connection with the performance of the Executive's duties and responsibilities hereunder upon presentment of a valid receipt or other usual and customary documents evidencing such expenses. The Company will reimburse properly substantiated and timely submitted expenses no later than 30 days after the date that the appropriate documentation is submitted by the Executive.

4.                  Termination.

(a)               Termination by the Executive For Any Reason, or by the Company With Cause. The employment of the Executive hereunder (and this Agreement) may be terminated at any time by the Executive for any reason, or by the Company with Cause, in which event the Executive will be entitled to the Standard Termination Benefits (as defined in Section 4(d)).

(b)       Termination Due to Death or Disability of the Executive. The employment of the Executive hereunder (and this Agreement) shall terminate upon the death or Disability of the Executive in which case Executive (or his/her estate, if applicable) will be entitled to the Standard Termination Benefits (as defined in Section 4(d)). Executive (or his/her estate, if applicable) will also be entitled to the Severance Benefits (as defined in Section 4(e)) in the event of termination due to death or Disability, subject to execution by the Executive of a Release as described in Section 4(c) in the event of termination due to Disability. For purposes of this Agreement, “Disability” shall mean a determination by the Manager that, because of a medically determinable disease, condition, injury or other physical or mental disability, the Executive is unable to substantially perform his or her duties required hereby, and that such disability is determined or reasonably expected to last for a continuous period of one hundred eighty (180) days (this definition to be interpreted and applied consistently with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law).

(c)       Termination by the Company without Cause. The employment of the Executive hereunder (and this Agreement) may be terminated at any time, at the option of the Company without Cause. Termination by the Company without Cause shall be effective immediately after the Company gives notice to Executive of Executive’s termination, unless the Company specifies a later date, in which case, termination shall be effective as of such later date. If the Company terminates the Executive’s employment with the Company without Cause as specified in the previous sentence, the Company shall pay to the Executive the Standard Termination Benefits. Additionally, if: (i) the Executive delivers to the Company an effective, general release of claims in favor of the Company in a form substantially similar to Exhibit A (the “Release”) within forty-five (45) days following the termination date; and (ii) the Executive returns all Company property, complies in all material respects with his or her post-termination obligations under this Agreement and the Release, and complies in all material respects with the Release including, without limitation, any non-disparagement and confidentiality provisions contained therein, then the Executive shall receive the Severance Benefits.

For purposes of this Agreement, “Cause” means: (i) an act of personal dishonesty in connection with the Executive’s responsibilities as an employee of the Company that is intended to result in personal enrichment of the Executive; (ii) a plea of guilty or nolo contendere to, conviction of, or an indictment for a felony or other crime involving theft, fraud, or moral turpitude in each case that the Manager reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; (iii) a breach by the Executive of any fiduciary duty owed to the Company that has, or is reasonably expected to have, a material detrimental effect on the Company’s reputation or business as determined in good faith by the Manager; (iv) serious neglect or misconduct in the performance of Executive’s duties for the Company; (v) willful or repeated failure or refusal to perform such duties if such failure continues uncured for ten (10) days after written notice from the Manager(s) specifying in reasonable detail such failure; (vi) the material breach by the Executive of any provision of Section 6 (Restrictive Covenants) hereof if (in the event such failure is reasonably susceptible of cure) such failure continues uncured for ten (10) days after written notice from the Manager specifying in reasonable detail such failure; or (vii) the abuse by the Executive of drugs or alcohol, if such abuse has or is reasonably expected to have a material adverse effect on the business of the Company.

(d)       Standard Termination Benefits in the Event of Separation from Employment. In the event that the Executive separates from employment for any reason or no reason, the Company shall pay to the Executive within thirty (30) days of such termination: (i) accrued and unpaid Base Salary in accordance with Section 3(a); (ii) any unreimbursed expenses payable in accordance with Section 3(e); and (iii) any amounts payable under any of the benefit plans of the Company in which the Executive was a participant in accordance with applicable law and the terms of those plans (collectively, the “Standard Termination Benefits”).

(e)       Severance. Subject to Section 4(c), if the Company terminates the Executive’s employment at any time without Cause, or if the Executive’s employment ends due to death or Disability, the Executive shall receive an amount equal to the Executive’s then current Base Salary for twelve (12) months (the “Severance Period”), less all applicable withholdings and deductions, paid in accordance with the Company’s standard payroll practices (subject to the provisions of this Section 4(e)), (the “Severance Benefits”). No payments of Severance Benefits will be made prior to the sixtieth (60th) day following the Executive’s Separation from Service (as defined in Section 7(a)). On the 60th day following the Executive’s Separation from Service (or within three business days thereafter), the Company will pay the Executive in a lump sum the payments that the Executive would have received on or prior to such 60th day under the original schedule but for the delay and with the balance of the payments being paid as originally scheduled. Moreover, if applicable, payments under this Section 4(e) shall be further delayed as described in Section 6(b).

5.                  Assignment of Intellectual Property Rights; Restrictive Covenants. In consideration of the Executive’s employment, the Executive agrees to be bound by this Section 5.(a)General. The Executive agrees to assign, and hereby assigns, to the Company all of his or her rights, title, and interest throughout the world in and to any Invention (as hereinafter defined) (including all Intellectual Property Rights (as hereinafter defined) therein or related thereto) that were previously or are made, conceived or reduced to practice, in whole or in part and whether alone or with others, by him or her during his or her employment by, or service with, the Company or that arise out of any activity conducted by, for, or under the direction of the Company (whether or not conducted at the Company's facilities, working hours, or using any of the Company’s assets) or that are useful with, or relate directly or indirectly to, any Company Interest (as defined below). The Executive will promptly and fully disclose and provide all of the Inventions described above (the “Assigned Inventions”) to the Company.

(b)              Assurances. The Executive hereby agrees, during the Term and thereafter, to further assist the Company, at the Company’s expense, to evidence, record and perfect the Company’s rights in and ownership of the Assigned Inventions, to perfect, obtain, maintain, enforce and defend any rights specified to be so owned or assigned and to provide and execute all documentation necessary to effect the foregoing, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive and agree never to assert such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees the sole and exclusive right, title and interest in and to such Assigned Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Executive further agrees that his or her obligation to execute or cause to be executed any such instrument or papers shall continue during and at all times after the end of the Term and until the expiration of the last such intellectual property right to expire in any country of the world. Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his or her agent and attorney-in-fact to act for and in his or her behalf and stead to execute and file any such instruments and papers and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright, mask work and other registrations related to such Assigned Inventions. This power of attorney is coupled with an interest and shall not be affected by Executive’s subsequent incapacity.

(c)               Other Inventions. The Executive agrees to not incorporate, or permit to be incorporated, any Invention conceived, created, developed or reduced to practice by him or her (alone or with others) prior to or independently of his or her employment by the Company or any of its subsidiaries (collectively, “Prior Inventions” disclosed on Exhibit B attached hereto) in any work he or she performs for the Company without the Company’s prior written consent. If (i) he or she uses or discloses any Prior Inventions when acting within the scope of his or her employment (or otherwise on behalf of the Company); or (ii) any Assigned Invention cannot be fully made, used, reproduced or otherwise exploited without using or violating any Prior Inventions, the Executive hereby grants and agrees to grant to the Company a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sublicensable right and license to reproduce, make derivative works of, distribute, publicly perform, publicly display, make, have made, use, sell, import, offer for sale, and otherwise exploit and exercise all such Prior Inventions and Intellectual Property Rights therein.

(d)               Definitions. “Company Interest” means any business of the Company or any product, service, Invention or Intellectual Property Right that is used or under consideration or development by the Company. “Intellectual Property Rights” means any and all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, and whether owned or held for use under license with any third party, including all rights and interests pertaining to or deriving from: (a) patents and patent applications, reexaminations, extensions and counterparts claiming property therefrom; inventions, invention disclosures, discoveries and improvements, whether or not patentable; (b) computer software and firmware, including data files, source code, object code and software-related specifications and documentation; (c) works of authorship, whether or not copyrightable; (d) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding statutory law and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use of disclosure thereof by any person; (e) trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos and the goodwill associated therewith; (f) proprietary databases and data compilations and all documentation relating to the foregoing, including manuals, memoranda, and record; (g) domain names; and (h) licenses of any of the foregoing, including in each case any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any governmental authority in any jurisdiction. “Invention” means any products, processes, ideas, improvements, discoveries, developments, methods, techniques, know how, inventions, designs, algorithms, financial models, formulas, writings, works of authorship, content, graphics, data, software, specifications, instructions, text, images, photographs, illustration, audio clips, trade secrets and other works, material and information, tangible or intangible, whether or not it may be patented, copyrighted or otherwise protected (including all versions, modifications, enhancements and derivative work thereof).

(e)       Restrictive Covenants. The Executive agrees to be bound by the provisions of Exhibit C, which are incorporated herein by reference.

6.                  Sections 409A of the Internal Revenue Code.

(a)       Separation from Service. Notwithstanding anything in this Agreement to the contrary, to the extent that any severance or other payments or benefits paid or provided to Executive, if any, under this Agreement are considered deferred compensation subject to Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”) (such payments, the “Deferred Payments”), then to the extent required by Section 409A, no Deferred Payments will be payable unless Executive’s termination of employment also constitutes a “separation from service,” as defined in Treasury Regulations Section 1.409A-1(h) (a “Separation from Service”). Similarly, no Deferred Payments payable to Executive, if any, under this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulations Section 1.409A-1(b)(9) will be payable until Executive has a Separation from Service. For clarity, if Executive’s employment with the Company is terminated by Executive or the Company (including, without limitation, by resignation) in a manner entitling Executive to Severance Benefits, but the Executive does not incur a Separation from Service, then any severance payments or benefits that are Deferred Payments and that are not immediately payable under this Section 7(a) will instead be paid to Executive when Executive incurs a Separation from Service as if termination of employment occurred on such date notwithstanding that Executive may no longer be employed under this Agreement.

(b)       Payment Delay. If, at the time of Executive’s Separation from Service, the Company determines that Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and that delayed commencement of any portion of the Deferred Payments is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code (any such delayed commencement, a “Payment Delay”), then that portion of the Deferred Payments will not be provided to Executive until the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service; (ii) the date of Executive’s death; or (iii) such earlier date as is permitted under Section 409A. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all Deferred Payments deferred under the Payment Delay will be paid in a lump sum to Executive within 30 days following such expiration, and any remaining payments due under this Agreement will be paid as otherwise provided in this Agreement. The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s Separation from Service will be made by the Company, in its discretion, in accordance with Section 409A (including, without limitation, Treasury Regulations Section 1.409A-1(i)). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive the payments under this Agreement, including the severance payments and benefits, will be treated as a right to receive a series of separate payments and, accordingly, each installment payment will at all times be considered a separate and distinct payment.

(c)       Expense Reimbursement. If required for compliance with Section 409A of the Code, any expenses incurred by Executive that are reimbursed by the Company as a taxable reimbursement under this Agreement will be paid in accordance with Treasury Regulations Section 1.409A-3(i)(1)(iv) and in accordance with the Company’s standard expense reimbursement policies, but in any event on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses. The amounts so reimbursed during any taxable year of Executive will not affect the amounts provided in any other taxable year of Executive, and Executive’s right to reimbursement for these amounts will not be subject to liquidation or exchange for any other benefit.

7.                  Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any provision of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled pursuant to the underlying action.

8.                  No Conflicts. The Executive represents and warrants to the Company that the execution, delivery and performance by the Executive of this Agreement do not conflict with or result in a violation or breach of, or constitute (with or without the giving of notice or the lapse of time or both) a default under any contract, agreement or understanding, whether oral or written, to which the Executive is a party or by which the Executive is bound and that there are no restrictions, covenants, agreements or limitations on the Executive’s right or ability to enter into and perform the terms of this Agreement, and the Executive agrees to indemnify and save the Company harm from any liability, cost, or expense, including attorney's fees, based upon or arising out of any breach of this Section 8.

9.                  Waiver. The waiver by either party of any breach by the other party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by such party. No person acting other than pursuant to a resolution of the Company shall have authority on behalf of the Company to agree to amend, modify, repeal, waive or extend any provision of this Agreement.

10.              Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Upon conversion of the Company to corporate form, references in this Agreement to “Manager(s)” shall be deemed to refer to the Board of Directors of the Company, except that, upon such conversion, references to the “Manager” in Sections 3(b) and 3(c) herein shall be deemed to refer specifically to the Compensation Committee of the Board of Directors. This Agreement shall inure to the benefit of and be enforceable by the Executive or his or her legal representatives, executors, administrators and heirs. The Executive may not assign any of the Executive’s duties, responsibilities, obligations or positions hereunder to any person, and any such purported assignment by the Executive shall be void and of no force and effect.

11.              Notices. All notices, requests, demands, and other communications that are required or may be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered, upon confirmation of transmission if sent by telecopy, electronic, or digital transmission, the day after it is sent, if sent for next day delivery to a domestic address by a recognized overnight delivery service (e.g., Federal Express), and upon receipt, if sent by certified or registered mail, return receipt requested. In each case, notice shall be sent to:

If to Executive, addressed to:

[________________]

If to the Company, addressed to:

Nava Health MD, LLC

9755 Patuxent Woods Drive

Columbia, Maryland 21046

[______________]

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

12.              Miscellaneous.

(a)       Governing Law; Jurisdiction/Venue. This Agreement shall be governed by, and its provisions construed and enforced in accordance with, the internal laws of the State of Maryland without reference to its principles regarding conflicts of law. Both parties agree to submit to the exclusive jurisdiction and venue of the state and federal courts located in the State of Maryland for any disputes arising out of this Agreement.

(b)       Waiver of Jury Trial. The parties hereby waive their respective rights to a trial by jury and further agree that no demand, request or motion will be made for trial by jury.

(c)       Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(d)       Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement.

(e)       Entire Agreement. This Agreement, inclusive of exhibits and schedules, contains the entire agreement of the parties concerning the Executive’s employment and all promises, representations, understandings, arrangements and prior agreements on such subject are merged herein and superseded hereby.

(f)       Representation by Counsel. Each of the parties hereto acknowledges that: (i) it or he or she has read this Agreement in its entirety and understands all of its terms and conditions; (ii) it or he or she has had the opportunity to consult with any individuals of its or his or her choice regarding its or his or her agreement to the provisions contained herein, including legal counsel of its or his or her choice, and any decision not to was its or his or her alone; and (iii) it or he or she is entering into this Agreement of its or his or her own free will, without coercion from any source.

(g)       Survival. The provisions of this Agreement that remain applicable following termination of employment shall survive termination of this Agreement.

(h)       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement. Delivery of facsimile or .pdf, or other electronic copies (complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com)) of signature pages for this Agreement shall be valid and treated for all purposes as delivery of the originals.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has set his or her hand, all effective as of the Effective Date.

NAVA HEALTH MD, LLC

By:

Name:

Title:

Date:

EXECUTIVE

[_________________]

Date:

EXHIBIT A

Release Agreement

This Release Agreement (“Release”) is made by and between Nava Health MD, LLC (the “Company”) and [___________] (“you”). You and the Company entered into an Executive Employment Agreement dated _______________ (the “Employment Agreement”). You and the Company hereby further agree as follows:

1.       A blank copy of this Release was attached to the Employment Agreement as Exhibit A.

2.       Severance Payments. If your employment was terminated by the Company without Cause or due to your Disability (as defined in the Employment Agreement), then in consideration for your execution, return, and non-revocation of this Release, following the Release Date (as defined in Section 3 below), the Company will provide the severance benefits set forth in your Employment Agreement.

3.       Release by You. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you hereby generally and completely release, acquit and forever discharge the Company, its respective subsidiaries, affiliates, predecessors, current and former directors, members, officers, employees, agents, stockholders, heirs, beneficiaries, its successors and assigns (both individually and in their official capacities), its parents and subsidiaries, and its officers, directors, managers, partners, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company; vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law. The claims and causes of action you are releasing and waiving in this Agreement include, but are not limited to, any and all claims and causes of action that the Company Parties:

• have violated their personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

• have discriminated, harassed, or retaliated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. § 1981, as amended; the Civil Rights Act of 1866; the Worker Adjustment Retraining and Notification Act; the Equal Pay Act; the Americans With Disabilities Act; the Genetic Information Non-Discrimination Act; the Family Medical Leave Act; the Occupational Safety and Health Act; the Immigration Reform and Control Act; the Uniform Services Employment and Reemployment Rights Act of 1994, as amended; Section 510 of the Employee Retirement Income Security Act; and the National Labor Relations Act;

• have violated any statute, public policy or common law (including but not limited to claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family; and/or promissory estoppel).

Notwithstanding the foregoing, you are not releasing any right of indemnification that you may have for any liabilities arising from your actions within the course and scope of your employment with the Company or within the course and scope of your role as a member of the Board of Directors and/or officer of the Company (if applicable). Also excluded from this Agreement are any claims that cannot be waived by law. You are waiving, however, your right to any monetary recovery should any governmental agency or entity, such as the EEOC or the DOL, pursue any claims on your behalf. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended. You also acknowledge that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled; and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence, leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a claim. You further acknowledge that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (though you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following your execution of this Agreement to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised, which shall be the eighth day after this Agreement is executed by you provided the Company has also executed the Release on or before that date (the “Release Date”).

4.       Return of Company Property. Within ten (10) days of the effective date of the termination of employment, you agree to return to the Company all Company documents (and all copies thereof) and other Company property then in existence that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof); provided, however, that you may retain copies of any agreements by and between you and the Company, including, without limitation, your employment agreement, employee proprietary information agreement, inventions, non-competition and non-solicitation agreement, side letter, promissory note, pledge agreement, stock award agreement and other documents related to your equity to which you are a party. Receipt of the Severance described in paragraph 2 of this Release is expressly conditioned upon return of all such Company property.

5.       Confidentiality. The provisions of this Release will be held in strictest confidence by you and the Company will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their attorney, accountant, auditor, tax preparer, and financial advisor; and (c) the parties may disclose this Release insofar as such disclosure may be required by law.

6.       Proprietary Information and Post-Termination Obligations. You acknowledge your surviving and continuing obligations under the Employment Agreement not to use or disclose any confidential or proprietary information of the Company and its affiliates (as such term is defined in the Securities Act of 1933, as amended) and to refrain from certain solicitation and competitive activities.

7.       Non-Disparagement. You agree not to disparage the Company or its officers, directors, employees, shareholders, and agents in each case in any manner likely to be harmful to them or their business, business reputation or personal reputation provided that you will respond accurately and fully to any question, inquiry or request for information when required by legal process.

8.        Permissibility of Disclosure. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

9.       No Admission. This Agreement does not constitute an admission by you or the Company of any wrongful action or violation of any federal, state, or local statute or common law rights, including those relating to the provisions of any law or statute concerning employment actions or of any other possible or claimed violation of law or rights.

10.       Breach. You agree that upon any material breach by you of this Release as determined by an arbitrator or court of competent jurisdiction, you will forfeit all amounts paid or owing to you under this Release. The parties acknowledge that it may be impossible to assess the damages caused by the other party’s material violation of the terms of paragraphs 4, 5, 6, and 7 of this Release and further agree that any threatened or actual material violation or breach of those paragraphs of this Release will constitute immediate and irreparable injury to the non-breaching party. The parties therefore agree that any such breach of those paragraphs of this Release is a material breach of this Agreement, and in addition to any and all other damages and remedies available, the non-breaching party shall be entitled to seek an injunction to prevent the other party from violating or breaching this Agreement.

11.       Miscellaneous. This Release constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein and it supersedes any other such promises, warranties, or representations. This Release may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Release will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Release is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Release, and the provision in question will be modified by the court so as to be rendered enforceable. This Release will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Maryland as applied to contracts made and performed entirely within State of Maryland.

COMPANY

Nava Health MD, LLC

By:
	[NAME AND TITLE]	Date

EXECUTIVE

[__________________]	Date

EXHIBIT B

Prior Inventions

None

EXHIBIT C

Restrictive Covenants